UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

April 22, 2025

LAKESIDE HOLDING LIMITED

(Exact name of registrant as specified in its charter)

Nevada	001-42140	82-1978491
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1475 Thorndale Avenue, Suite A
Itasca, Illinois 60143

(Address of Principal Executive Offices and Zip Code)

(224) 446-9048

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value US$0.0001 per share	LSH	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into Material Definitive Agreements.

As previously reported, on March 5, 2025, Lakeside Holding Limited (the “Company”) entered into a securities purchase agreement (the “Securities Purchase Agreement”) with an institutional investor (the “Investor”). Under the Securities Purchase Agreement, the Company agreed to issue 7% original issue discount secured convertible promissory notes (“Notes”) in the aggregate principal amount of up to $4.5 million and accompanying Warrants (as defined below), in up to three separate tranches that are each subject to certain closing conditions (the “Financing”). Pursuant to the Securities Purchase Agreement, the Company agreed to issue, upon the consummation of the closing of each tranche, common stock purchase warrants (“Warrants”) to the Investor, in each case to purchase a number of shares of common stock determined by dividing 40% of the applicable principal amount of the corresponding Note by the VWAP (as defined in the Securities Purchase Agreement) immediately prior to the applicable closing date. On March 5, 2025, the initial closing of the first tranche (the “First Closing of First Tranche”) occurred, pursuant to which the Company issued to the Investor a Note in a principal amount of $1,000,000 and certain warrants to purchase 318,827 shares of common stock at an initial exercise price of $1.9098 per share.

The subsequent closing of the first tranche (the “Subsequent Closing”) was consummated on April 22, 2025, pursuant to which the Company issued to the Investor a Note in a principal amount of $500,000 and certain Warrants to purchase 202,082 shares of common stock at an initial exercise price of $1.1929 per share, subject to adjustments in the Warrants. The Note issued in the Subsequent Closing is convertible into Common Stock at an initial conversion price of $1.1929, subject to certain adjustments (the “Conversion Price”), provided that the Conversion Price shall not be reduced below $0.2 (the “Floor Price”). The Note does not bear any interest absent an Event of Default (as defined in the Note) and matures on July 22, 2026.

The foregoing descriptions of the Securities Purchase Agreement, the Notes, and Warrants are qualified in their entirety by reference to the full text of such agreements, copies of which are attached to the Current Report on Form 8-K filed by the Company on March 5, 2025 as Exhibits 10.1, 4.1, and 4.2, respectively, and each of which is incorporated herein in its entirety by reference. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

The Benchmark Company, LLC served as the sole placement agent for the financing.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained above under Item 1.01, to the extent applicable, is hereby incorporated by reference herein. Based in part upon the representations of the Investor in the Securities Purchase Agreement, the placement and sale of the Notes and Warrants was made in reliance on the exemption afforded by Section 4(a)(2) of the Securities Act.

None of the securities have been registered under the Securities Act and may not be offered or sold in the United States absent registration with the Commission or an applicable exemption from the registration requirements. Neither this Current Report on Form 8-K nor any exhibit attached hereto is an offer to sell or the solicitation of an offer to buy shares of common stock or other securities of the Company.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 23, 2025

Lakeside Holding Limited

By:	/s/ Long Yi
Long Yi
Chief Financial Officer

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